Exhibit 4.17(c)

TRANSLATION FOR INFORMATION

SCHEDULE V

Covenants

Index

Definitions

1.	Information Covenants

	1.1	Annual Information

	1.2	Half-Yearly Information

	1.3	Quarterly Information

2.	Financial Covenants

3.	Investment

	3.1	Current Investment

	3.2	Development Investment

	3.3	Investment reports

	3.4	Third party Investment

	3.5	In-kind contribution of land to Non-Recourse Subsidiaries

	3.6	Investments by Limited Recourse Subsidiaries and by Non-Recourse Subsidiaries

	3.7	Remunerated management

4.	Other Indebtedness

	4.1	General

	4.2	Debt incurrence by Non-Recourse Subsidiaries

	4.3	Debt incurrence by Limited Recourse Subsidiaries

5.	Market Transactions

	5.1	Control of interest rate Market Transactions

	5.2	Control of foreign currency Market Transactions

6.	Changes in accounting rules and principles

7.	Undertakings of Euro Disney S.C.A.

8.	Expert

9.	Computer Model and document format

	9.1	Computer model

	9.2	Document Format

Sub-Schedule 1 Reference Performance Indicators n°1, n°2 and n°3 Reference Sequences in millions of €

Sub-Schedule 2 Performance Indicator Determination

Sub-Schedule 3 Summary of Debts, Other Indebtedness and Market Transactions of the Group as at 30 September 2004

Sub-Schedule 4 Form of statement describing expenses referred to in Sub-Paragraph 1.1(c)(iv)(v’)

Sub-Schedule 5 Form of statement describing investment referred to in Sub-Paragraph 1.1(c)(iv)(ii’)

Sub-Schedule 6 Form of Twelve-Month Forecast Investment Plan

Sub-Schedule 7 Form of Monthly Cashflow Forecast

Sub-Schedule 8 Agreed Procedures

Schedule A to Sub-Schedule 8 Form of LTF

Sub-Schedule 9 Form of Quarterly Development Investment Report

Sub-Schedule 10 Indebtedness excluded from the definition of Other Indebtedness

Sub-Schedule 11 Changes in accounting rules and principles

Sub-Schedule 12 List of Subsidiaries

Sub-Schedule 13 Pro-Forma Quarterly Report

Sub-Schedule 14 Adjustment Procedure

Sub-Schedule 15 Development Investment authorised for Financial Years 2005 to 2009

Sub-Schedule 16 Pro-Forma Budget

Sub-Schedule 17 Short Description of the Expert’s missions

Definitions

In this Schedule:

“Agreed Procedures” means the procedures set out in Sub-Schedule 8.

“Authorised Investment” means:

(a)          Any interest bearing security, or security issued or negotiated at a price lower than its face value, which is issued or guaranteed by a country or a company whose long term unsecured debt has, at the time of purchase thereof, a rating equal to or higher than “A” by Standard and Poor’s Corporation (“SPC”) or equal to or higher than “A2” by Moody’s Investors Service, Inc. (“Moody’s”);

(b)         Any certificate of deposit issued by and any note accepted by a bank whose short term unsecured debt has, at the time of subscription thereof, a rating equal to or higher than “P1” by Moody’s or equal to or higher than “A1” by SPC;

(c)          Any commercial paper or promissory note issued by  any company whose short term unsecured debt has, at the time of purchase thereof, a rating equal to or higher than “P1” by Moody’s or equal to or higher than “A1” by SPC;

(d)         Any sight account or deposit with any authorised establishment whose short term and long term unsecured debts have, at the time at which such account is credited, ratings respectively equal to or higher than “P1” and “A2” by Moody’s and “A1” and “A” by SPC;

(e)          Any debt security issued or guaranteed by the European Economic Community, the European Investment Bank or the World Bank;

(f)            Any deposit with the Caisse de Dépôts et Consignations;

(g)         Any placement the repayment of the principal of which is guaranteed by an institution whose short term and long term unsecured debts have, at the time of such placement, ratings respectively equal to or higher than “P1” and “A2” by Moody’s and “A1” and “A” by SPC;

provided that such investments may only be denominated in euros, may not have a maturity date later than six months after the date of their acquisition, subscription or implementation, and must be capable of being easily negotiated at such date.

“Bank Debt Agreements Completion Date” means the date upon which (a) all sums due to Creditors in respect of Bank Debt Agreements will have been fully reimbursed or paid, (b) all other obligations under the Bank Debt Agreements will have been fully discharged and (c) all the undertakings of Creditors in respect of the Bank Debt Agreements will have come to an end.

“Borrowings” means all sums borrowed directly or financed by way of Crédit-Bail.

“Budget” means the annual operating and investment budget as referred to in sub-paragraph 1.1 (c) (iii).

“Completion of Development Investment Report” means the report compiled by the Coordinator in accordance with Sub-Paragraph 3.3 (b).

“Computer Model” means the computer model referred to in Paragraph 9.

“Crédit-Bail” means any finance lease as defined in accordance with US GAAP and subsequently in the IFRS as from the date the IFRS are implemented by the Group.

“Current Investment” means Investment other than Development Investment and capitalised interest, including inter alia Investment expenditures for replacements and expenditures on Major Repairs (whether treated for accounting purposes as an asset or an expense) but excluding financial investments.

“Debt” means the sums due by the Group companies under the following commitments:

(i)                                    the Phase IA Credit Facility Agreement,

(ii)                                 the Phase IA Partners Advances Agreement,

(iii)                              the CDC Agreements,

(iv)                             the Phase IB Credit Facility Agreement,

(v)                                the Phase IB Advances Agreement,

(vi)                             the CDC Second Park Loan Agreements,

(vii)                          Long Term Subordinated Debt, and

(viii)                       all items of Other Indebtedness contracted by the Group companies.

“Debt Service Coverage Ratio (DSCR)” means, for each completed Financial Year N of Euro Disney S.C.A., the ratio between:

(a)                                 the PI of the relevant Financial Year N, less:

(i)                                    the amounts of Royalties and Management Fees which, in accordance with the terms of the Amendment to the Licence Agreement and the Remuneration Agreement and on the basis of the PI of the relevant Financial Year N, have not been deferred and are payable in respect of such Financial Year N, less

(ii)                                 the amount of Current Investment in the relevant Financial Year N, less

(iii)                              corporation tax paid during such Financial Year N; plus

(iv)                             financial income received from treasury investments made by the Group, provided they are Authorised Investments; and

(b)           Debt Service for such Financial Year N.

“Debt Service for the Financial Year” means, for the relevant Financial Year of Euro Disney S.C.A., the aggregate amounts paid during such Financial Year in relation to (i) interest due with respect to Debt and the New Revolving Credit Facility (it being agreed that as regards  the interest under the CDC Second Park Loan Agreements, the relevant amount shall be that payable on 31 December following the end of such Financial Year) and (ii) principal (excluding prepayments in respect of the Debt) in respect of Debt and the New Revolving Credit Facility (it being understood that for the New Revolving Credit Facility, only the amounts reducing the outstanding amount as at 30 September 2008 to €100 million on 30 September 2009 and reducing the outstanding amount as at 30 September 2013 to zero on 30 September 2014 will be taken into account).  The sums due under the Phase IA Partners Advances Agreement will be taken into consideration without taking into account any deferral of repayment dates resulting from the application of Article 9 of that agreement. The Crédit-Bail contracts in respect of which Euro Disney has not booked any assets but has booked a rent charge in its consolidated accounts, drawn up according to French accounting rules and principles, shall be excluded from the above-mentioned Debt Service calculation.

“Development Investment” means Investment expenditure relating to the construction of new assets, but not including Current Investment.

“Disney Controlled Affiliate” means a company which is not a Borrower or a Subsidiary and in which TWDC (a) holds, directly or indirectly, (i) a majority of the voting rights attached to the share capital or partners’ participations or (ii) the majority of the share capital or partners’ participations; (b) holds, directly or indirectly, (x) at least 33 1/3% of the voting rights attached to the share capital or partners’ participations, or (y) at least 33 1/3% of the share capital or partners’ participations, in each case where no other entity holds, directly or indirectly, more than 33 1/3% of such rights; (c) has the power to appoint or select (i) a majority of the board of directors, supervisory board, managing board or (ii) any other governing body or persons exercising powers of management; or (d) has the power to control the management or policies by virtue of contractual rights or rights contained in the articles of association.

“Equity Securities” means (a) equity securities the nominal value and the issuing premium (if any) of which are included in the shareholders’ funds of the issuer of such equity securities, or (b) equity securities the repayment of the principal of which is (except in the case of a judicial liquidation of the issuer) effected, exclusively by shares of the issuer or shares of an affiliated company; provided that the payment of interest with respect to the equity securities described in (a) and (b) shall not be effected so long as any amount due and payable under the Bank Debt Agreements remains unpaid.

 “Financial Year” means, with regard to the relevant company, the period N beginning on 1 October of calendar year N-1 and ending on 30 September of calendar year N.

“Financial Year End Report” means the report compiled by the Coordinator at the end of the Financial Year under consideration in accordance with Sub-Paragraph 1.1 (b) (iv).

“Forecast Debt Service Coverage Ratio (Forecast DSCR)” means, for every completed Financial Year N of Euro Disney S.C.A., the ratio between:

a)                                     Forecast PI less:

(i)               the amounts of Royalties and Management Fees which (in accordance with the protection mechanism referred to in Clause 4.1 and the terms of the Amendment to the Licence Agreement and of the Remuneration Agreement applicable to Financial Year N+1 and, on the basis of the Forecast PI) would not be deferred and would therefore be payable in respect of Financial Year N+1, less

(ii)               the amount of Current Investment in respect of Financial Year N+1 as determined in accordance with the terms of Sub-Paragraph 3.1 applicable to Financial Year N+1; plus

(iii)            the lower of (x) the financial income received during Financial Year N from treasury investments made by the Group, and (y) the financial income to be received from treasury investments made by the Group (as shown in the Budget for Financial Year N+1), provided they are Authorised Investments; and

b)                                    the Forecast Debt Service for Financial Year N+1, it being understood that any deferral of interest due under the CDC Second Park Loan Agreements must be determined on the basis of the Forecast PI, and in accordance with the rules applicable in Financial Year N+1.

“Forecast Debt Service for the Financial Year N+1” means, for the relevant Financial Year N+1 of Euro Disney S.C.A. the debt service forecast for Financial Year N+1 calculated in accordance with the same rules as those used to calculate the Debt Service for Financial Year, based on the rate of EURIBOR communicated by the Agents for the Financial Year N+1 for the purpose of the preparation of the LTF.

“Forecast Financial Year Investment” means the forecast Investment for the Group as stated in the Budget and determined in accordance with Paragraph 3.

“Forecast Performance Indicator (Forecast PI)” means the smaller of the Forecast PI for Financial Year N+1 (as shown in the Budget) and the PI for Financial Year N, plus  3%.

“IFRS” means International Financial Reporting Standards.

“Investment” means (i) any Investment by the Group, in whatever form, which is included in the consolidated balance sheet for the Group as fixed assets or as costs to be apportioned in accordance with French accounting principles and rules, (ii) any investment by way of Crédit-Bail and (iii) any expenditure incurred in respect of Current Investment.

“Limited Recourse Subsidiary” means any Subsidiary (whatever the level of the aggregate holding of all companies of the Euro Disney Group in the equity of such Subsidiary) designated as such to the Agents by the Coordinator, and in respect of which the Coordinator shall demonstrate that it is a société anonyme, a société à responsabilité limitée of which no Group company is the manager or a société en commandite par actions of which no Group company is the manager or an associé commandité (i) incorporated, activated or reactivated after 1  October 2009 or in which no Group company had an interest before 1 October 2009 and (ii) the management bodies of which are not controlled by any Group company (such prohibition not  preventing contractual agreements for the provision of management services) and (iii) whose agreements provide for an express waiver by the lenders of all possible claims against Group companies in respect of its Other Indebtedness.

“Long Term Forecast (LTF)” means a long term forecast prepared by the Coordinator using the Computer Model, in accordance with the terms of Sub-Schedule 8.

“Major Repairs” means the expenditure incurred on the fixed assets and recorded in the Group’s consolidated accounts in accordance with French generally accepted accounting rules and principles, according to the two categories defined in Avis n° 00-01 issued by the Conseil National de la Comptabilité, whether this expenditure is booked as an asset or as an expense.

“Market Transaction” means any market transaction contracted over the counter or in an organised or regulated exchange market, the settlement of which occurs on or after the date of its conclusion, such as a spot contract, a forward fixed or option contract, a swap contract, any combination of several such contracts or any similar contract relating to government or other securities, goods or commodities, interest rates, indices, currencies or to any combination of the foregoing.

“Monthly Cashflow Forecast (MCF)” means the forecast of projected cash flows for the following twelve months prepared each quarter and updated by the Coordinator in accordance with Sub-Paragraphs 1.1(a) and 1.3 (b) and including a table drawn up in the form set out in Sub-Schedule 7.

“Mozart Model” means the computer model created by the Agents, the version dated 12 June 2004 of which has been audited by KPMG.

“Non-Recourse Subsidiary” means any Subsidiary designated as such to the Agents by the Coordinator and in respect of which the Coordinator  shall demonstrate, that it is a société anonyme, a société à responsabilité limitée of which no Group company is the manager or a société en commandite par actions of which no Group company is the manager or an associé commandité (i) incorporated, activated or reactivated after 1 October 2009 or in which no Group company had any interest before 1 October 2009, (ii) in which the level of the aggregate equity interest of all the Group companies is greater than 10% but does not exceed 33% and is in any event less than that of the principal shareholder, (iii) the management bodies of which are not controlled by any Group company, (iv) which is not managed (i.e. managed as opposed to being provided with certain technical or commercial management services under a services agreement) by any Group company; (v) which receives no financial support from the Group companies other than equity and (vi) whose agreements provide for an express waiver by the lenders of all possible claims against Group companies in respect of its Other Indebtedness.

“Other Indebtedness” means (a) borrowings (b) purchases on credit and deferred payment terms for a period exceeding 180 days; (c) the Crédit-Bail contracts (d) the issue of guarantees, endorsements or indemnities, or the undertaking of payment obligations in whatever form in favour of creditors of Borrowings contracted by third parties outside the Group; (e) the issue of securities representing claims against any Group company, other than Equity Securities.

The indebtedness referred to in Sub-Schedule 10 is excluded from this definition.

On each determination of the amount of Other Indebtedness, the following shall be taken into account: (a) for each borrowing, purchase on credit and deferred payment terms, issue of securities, the principal amount of such transaction; (b) for each Crédit-Bail, the aggregate of all outstanding principal amounts payable by the lessee (including the amounts relating to the acquisition of the related asset); (c) for each issue of guarantees, endorsements or indemnities or undertaking of payment obligations in respect of Borrowings contracted by third parties outside the Group, the principal amount so guaranteed or payable.

“Participants” means each current or future party to an agreement of partnership and promotion with Euro Disney Associés S.C.A or Euro Disney S.C.A..

“Performance Indicator (PI)” has the meaning given to this term in the Common Agreement and shall be referred to as “PI” for the purpose of the Covenants. Any future change in accounting principles and rules and/or the consolidated companies will be reported to the Agents by the Coordinator and the procedure described in Sub-Schedule 2 (Performance Indicator Determination) will be applied in order to adjust the reference sequence of the reference Performance Indicators n°1, n°2 and n°3 and/or to calculate the Performance Indicator.

“Performance Indicator Report” means the annual report relating to the PI determined by the Coordinator in accordance with Sub-Schedule 2.

“Quarterly Development Investment Report” means the report compiled by the Coordinator in accordance with Sub-Paragraph 3.3 (a).

“Quarterly Report” means, for each of the first, second and third quarters of a Financial Year, the report compiled by the Coordinator in accordance with Sub-Paragraph 1.3 (a).

“S.N.C.” means Euro Disneyland S.N.C., the Hotel S.N.C.s and any other société en nom collectif incorporated with a view to entering into one or more crédit-bail transactions relating to the assets of Disneyland Resort, Paris, with a Group company.

“Subordinated Indebtedness” means Other Indebtedness under which (a) the payment of sums due (including principal, interest, fees, commissions or ancillary sums) is subordinated to the prior payment in full of the sums due under the Bank Debt Agreements and the CDC Second Park Loan Agreements – even in the event of acceleration of the debt or in the case of redressement judiciaire or judicial liquidation of the relevant borrower; (b) the lenders which have granted such Other Indebtedness are not entitled to declare the acceleration of any sums due to them thereunder except on the express condition that the payment of any sums due by the Borrowers under the Bank Debt Agreements and the CDC Second Park Loan Agreements have themselves already been accelerated; (c) the amounts due under such Other Indebtedness may not be prepaid as long as there remains any amount due under the Bank Debt Agreements and the CDC Second Park Loan Agreements; and (d) the payment of all sums due under such Other Indebtedness must be deferred in the event that available funds are insufficient for their payment.

“US GAAP” means generally accepted accounting principles in the United States of America.

Expressions not defined in this Schedule have the same meaning as those attributed to them in the Common Agreement and the other Schedules or in each Bank Debt Agreement.

Unless otherwise expressly stated, all references in this Schedule to a Paragraph, a Sub-Paragraph or a Sub-Schedule is a reference to a Paragraph, a Sub-Paragraph or, as the case may be, a Sub-Schedule of these Covenants.

1.                                     Information Covenants

The documents and information which are the subject of this Paragraph 1 must be communicated by the Coordinator to each of the Agents:

(a)                                  in paper form with one copy of each document certified by the legal representative of the relevant company provided to each Agent (except for those documents referred to in Sub-Paragraphs 1.1(c) (iii) and (v) and 1.2(b) which will be signed by the Coordinator); and

(b)                                 either (i) by being placed by the Coordinator, on a secure website dedicated for such use by the Agents (who may convey them to the Creditors), after having first notified each of the Agents by email at the email addresses previously provided by them, or (ii) in case of malfunction of the above-mentioned dedicated website, by electronic mail at the email addresses previously provided by the Agents.

As a general rule, the data contained in the reports and documents compiled by the Coordinator must be consistent from one report or document to another.  In the case of a change in accounting methods, Sub-Schedule 11 will apply.

1.1                              Annual Information

(a)                                  On 1 October, each year, the MCF for the coming twelve months of the current Financial Year, calculated on the basis of the preparatory calculations for the Budget shall include comments and be updated in respect of the fourth quarter of the Financial Year just ended; when the Budget for the Financial Year shall be in final form and in any event no later than 30 November each year the MCF shall be updated on the basis of such Budget; the MCF shall initially be calculated no later than 30 January 2005;

(b)                                 no later than 5 Business Days after communicating the results for each Financial Year of Euro Disney S.C.A. to the financial markets or the press, the consolidated results for that Financial Year of Euro Disney S.C.A. shall be presented as a comprehensive document corresponding to pages 3, 8 and 10 of the document entitled “Quarterly Report” dated 30 June 2004;

(c)                                  no later than 60 days following the completion of each Financial Year of Euro Disney S.C.A. and, as the case may be, Euro Disney Associés S.C.A.:

(i)                                    the consolidated balance sheet, profit and loss account and notes, as well as the annual management report and the auditors’ report for such Financial Year of Euro Disney S.C.A.;

(ii)                                 the balance sheet, profit and loss account and notes for such Financial Year of each of Euro Disney S.C.A and Euro Disney Associés S.C.A. as well as, for Euro Disney Associés S.C.A., the annual management report and the auditors’ report;

(iii)                              the Group’s Budget for the current Financial Year substantially in the form set out in Sub-Schedule 16; the Budget which will be reviewed by the Expert, will include the determination of the Forecast PI;

(iv)                             the Financial Year End Report is to be reviewed by the Expert and shall be in a format identical to that of the Quarterly Reports, but in addition will include:

(i’)                                a comparison (with commentary) between the initial Budget and the actual figures for the Financial Year as well as the actual figures for the previous Financial Year;

(ii’)                             a statement detailing the Investments undertaken by the Group during the relevant Financial Year and permitting monitoring of the expenses capitalised or booked as an expense (distinguishing between expenses for Major Repairs and pre-opening costs) in connection therewith, individual Investments of less than €500,000 being included in such statement as an aggregate and not itemized; this statement, which must be substantially in the form set out in Sub-Schedule 5, must be reconciled with the consolidated financial statements prepared in accordance with the accounting rules and principles applied by the Group; in the event that certain Crédit-Bail contracts are not consolidated, the financial information relating thereto shall be reviewed by the Expert on the basis of information provided by the Coordinator; the Financial Year End Report shall also show the calculation by the Coordinator of the amount of adjustment on the Current Investment relating to the 2005 to 2009 Financial Years as provided for in Sub-Paragraph 3.1(a);

(iii’)                          the Quarterly Development Investment Report relating to the fourth quarter;

(iv’)                         a breakdown itemising the Debt, Other Indebtedness and Market Transactions, substantially in the form of the statement of Debt, Other Indebtedness and Market Transactions as at 30 September 2004 set out in Sub-Schedule 3, identifying the Other Indebtedness of the Group incurred under Paragraph 4, it being understood that individual amounts of Other Indebtedness of less than €150,000 shall be taken into account in this document but shall not be itemized, and showing the notional amounts and evaluation of the Market Transactions;  this breakdown must be reconciled with the consolidated financial statements prepared in accordance with the accounting rules and principles applied by the Group; in the event that certain Crédit-Bail contracts are not consolidated, the financial information relating thereto shall be reviewed by the Expert on the basis of the information communicated by the Coordinator;

(v’)                            a detailed statement of expenditure (in particular highlighting expenses relating to Investment undertaken in the relevant Financial Year) (x) paid to and (y) incurred vis-à-vis, TWDC or any one of the Disney Controlled Affiliates, by the Group during the Financial Year for the supply of goods or services and substantially in the form set out in Sub-Schedule 4;

(v)                               the LTF, it being agreed that the LTF relating to Financial Year 2005 (which must be submitted on 30 November 2004) shall be prepared in accordance with the existing format used to prepare the LTF relating to Financial Year 2004;

(vi)                            the list of participations held, whether directly or indirectly, by the Group companies, at the end of the relevant Financial Year, with an indication of the percentage of share capital held by each of the companies;

(d)                                on the respective dates on which they are disclosed to the shareholders of Euro Disney S.C.A. and Euro Disney Associés S.C.A., the annual management reports, the auditors’ reports and the unconsolidated balance sheets, profit and loss accounts and notes of Euro Disney S.C.A. and Euro Disney Associés S.C.A., together with the consolidated balance sheets, profit and loss accounts and notes of Euro Disney S.C.A., if these documents have been amended consistently with those documents submitted pursuant to Sub-Paragraph 1.1(c);

(e)                                 no later than 1 December of each calendar year starting with the 2005 calendar year, the Performance Indicator Report including, as the case may be, the calculation of the DSCR and the Forecast DSCR conducted in accordance with Paragraph 2;

(f)                                   no later than 30 days following the end of each financial year of each S.N.C., a summary statement of the tax income (loss) for each of the S.N.C.s;

(g)                                no later than 5 days following a request made by an Agent to the Coordinator (it being understood that such request may only be sent at the earliest 120 days following the end of the financial year of the relevant company), the Coordinator will provide the relevant Agent with:

(i)                                    the balance sheet, profit and loss account and the notes of each S.N.C. for such financial year certified by the relevant S.N.C.’s auditors, as well as the report of the management or the board of directors, as the case may be, and if applicable the auditors’ report;

(ii)                                 the balance sheet, profit and loss account and the notes for the most recently ended financial year and, as the case may be, the board reports, the management reports and, as the case may be, the auditors’ reports:

(i’)           of each of the Subsidiaries, a list of which is set out in Sub-Schedule 12; and

(ii’)                            of each of the companies in which any of the Group companies has acquired a direct or indirect shareholding interest of €1 million or more, or whose consolidated balance sheet total for the most recent financial year ended is €20 million or more, or which is managed by a Group company.

1.2                              Half-Yearly Information

(a)                                 No later than 30 days after the end of the first half of each Financial Year of  Euro Disney S.C.A. or at each other date specified below:

(i)                                   the unaudited and uncertified half-yearly consolidated accounts of Euro Disney S.C.A and, once they become available, the half-yearly management and auditors’ reports;

(ii)                                 the unaudited and uncertified unconsolidated half-yearly balance sheets and profit and loss accounts for Euro Disney S.C.A., Euro Disney Associés S.C.A. and EDL Hôtels S.C.A.;

(iii)                              if there have been any changes, an updated list of the shareholdings referred to in Sub-Paragraph 1.1 (c) (vi);

(b)                                no later than 2 months after a demand from any Agent who claims that since the last LTF there has been an event capable of having a material effect on the future operating results of the Group companies, and in any event no earlier than 30 April of each calendar year, a review of the last LTF remitted pursuant to Sub-Paragraph 1.1 (b) (vi) as at the end of the first six months of the current Financial Year.

1.3                              Quarterly Information

No later than 30 days after the end of the first, second or third quarter of each Financial Year of Euro Disney S.C.A.:

(a)                                 the Quarterly Report relating to operations and Current Investment of the Group; this Quarterly Report must contain a comparison (with commentary) between the initial Budget and the actual quarterly performance for the relevant quarter and for the corresponding quarter of the preceding Financial Year; this report must be drawn up in the form set out in Sub-Schedule 13, it being agreed that the number of visitors for each park and the occupancy rate of the hotels shall be specified for each month of the relevant quarter;

(b)                                an update (including comments) of the MCF referred to in Sub-Paragraph 1.1(a) relating to the months elapsed since the start of the Financial Year, taking into account the actual performance and the updated management forecasts through the end of the current Financial Year; it being agreed that forecast figures for the following Financial Year, except the cash balance, shall continue to be derived from the LTF provided at the beginning of the Financial Year.

(c)                                 the Quarterly Development Investment Report referred to in Sub-Paragraph 3.3(a).

2.                                     Financial Covenants

The DSCR and the Forecast DSCR for each Financial Year of Euro Disney S.C.A. will be calculated from the Financial Year ending on 30 September 2006 through the date on which all amounts due under the CDC Second Park Loan Agreements have been repaid in full.

However, until the Financial Year ending on 30 September 2014:

(a)                                 the DSCR of the relevant Financial Year N shall only be calculated if, on the basis of the Performance Indicator Report for such Financial Year N, it appears that the PI for such Financial Year N is less than the value of PI n° 3 for the same Financial Year set out in Sub-Schedule 1; or

(b)                                the Forecast DSCR for such Financial Year N shall only be calculated if the Forecast PI of that Financial Year is less than the reference PI n° 3 for the Financial Year N+1 set out in Sub-Schedule 1.

The DSCR and the Forecast DSCR calculated for a given Financial Year must be at least equal to the values set out in Sub-Schedule 1 for the said Financial Year.

In the event that the Coordinator anticipates potential non-compliance with such financial undertakings, or if non-compliance with such financial undertakings is detected, Euro Disney S.C.A. and/or Euro Disney Associés S.C.A. may restore the amount of the DSCR or of the Forecast DSCR, as the case may be, either through (i) new money by way of shareholders’ equity or Subordinated Indebtedness of Euro Disney Associés S.C.A., or (ii) forgiveness of debts (with or without a “clause de retour à meilleure fortune”) or payment deferrals, in each case allowing payment only after the date on which all sums due, in principal and interest, under the CDC Second Park Loan Agreements and the CDC Long Term Subordinated Debt Agreements shall have been paid in full and shall have been the subject of a subordination agreement to be entered into with CDC (the “Restoration Amount”).

The Restoration Amount, which shall be added to the numerator when calculating the DSCR and the Forecast DSCR, shall be the higher of :

(i)             the amount of the Restoration Amount designed to restore the DSCR, or

(ii)          the amount of the Restoration Amount designed to restore the Forecast DSCR.

Euro Disney Associés S.C.A.’s cash balance must have benefited from the Restoration Amount in full not earlier than 30 June of Financial Year N and not later than 30 January of Financial Year N+1 or, in case of change in the accounting rules and principles, 28 February of Financial Year N+1.

It is agreed that if the Restoration Amount referred to in (ii) above is higher than the Restoration Amount referred to in (i) above, the difference between these two amounts shall be added to the PI of Financial Year N+1 in the numerator of the calculation of the DSCR of such Financial Year N+1.

In the event of any change in the accounting rules and principles used by the Group, the terms of Sub-Schedule 2 and Sub-Schedule 11 shall apply.

After the repayment in full of Senior Debt amounts (except under the CDC Agreement Relating to Ordinary Loans), CDC and Euro Disney Asociés S.C.A. agree that they will conduct discussions in good faith as to the conditions of implementation of the financial undertakings set out in this Clause, taking into account the financial situation of Euro Disney Associés S.C.A.. If the parties fail to reach agreement, the financial undertakings shall continue to apply with a compliance level of 1.3 for DSCR and Forecast DSCR.

3.                                     Investment

No Group company shall undertake or agree to undertake Investment other than under the provisions of Sub-Paragraphs 3.1 to 3.7 without having obtained the prior consent of the Creditors in accordance with Clause 3 of the Common Agreement.

3.1                              Current Investment

Subject to the provisions of Paragraphs 3.2 to 3.4 below:

(a)                                  for each Financial Year of Euro Disney S.C.A. from 2005 to 2009 inclusive, the total sum of expenses relating to Current Investment shall not exceed the fixed amounts provided below, in terms of value, in relation to each relevant Financial Year, provided that such value shall be adjusted (upwards or downwards) for Financial Year N+1 according to the realised consolidated turnover (excluding Participants’ revenue) and to the applicable percentage indicated in the table below relating to Financial Year N, in accordance with the procedure stipulated in Sub-Schedule 14:

	2005	2006	2007	2008	2009
Value (in millions of €)	81.7	62.3	51.8	51.5	68.7
Percentage of consolidated financial year turnover (excluding Participants’ revenue)	7.38%	5.36%	4.18%	3.87%	4.98%

(b)                                 for each Financial Year of Euro Disney S.C.A., as from the Financial Year ending on 30 September 2010, the total sum of expenses relating to Current Investment of the Group shall not exceed 5% of the consolidated turnover (excluding Participants’ revenue) of the preceding Financial Year (N-1), within the limit of 25% of the PI (after taking into account the Royalties and Management Fees effectively paid in respect of the Financial Year N-1) for Financial Year N-1; however, in the event that the interest payable to CDC under the CDC Second Park Loan Agreements on 31 December following the end of each Financial Year from 2010 to 2014 (inclusive) would be, in view of the PI of the relevant Financial Year N-1, deferred in total in accordance with the terms of the provisions of the CDC Second Park Loan Agreements relating to interest deferral under the Performance Indicator mechanism, the Coordinator and the Agents shall agree a new sum for Current Investment for each of the following Financial Years; if an amount is not agreed to within 30 days of the date on which the Performance Indicator Report for the relevant Financial Year N-1 is given to the Agents, having been approved by the Independent Expert, the new sum for Current Investment for each of the following Financial Years will be fixed at 3% of the consolidated turnover (excluding Participants’ revenue) for Financial Year N-1;

(c)                                  for any Financial Year of Euro Disney S.C.A., the expenses relating to renovations, reconstructions and repairs financed by insurance proceeds shall not be taken into account in the calculation of Current Investment up to a global sum of €10 million par Financial Year;

(d)                                solely in order to improve the Forecast DSCR, the Coordinator may undertake, in writing to the Agents, that the amount of Current Investment for Financial Year N+1 shall be lower than the amount determined in accordance with the provisions of this Sub-Paragraph; however, such reduction may not exceed 25% of that amount and may not be carried forward to Subsequent Financial Years.

3.2                              Development Investment

(a)                                 Second Park

As the programme of Investment relating to the creation of the Second Park launched in 1999 has ended, there will be no further carry forwards of the Development Investment under this programme in respect of Financial Year 2005 or thereafter, except as to the insurance proceeds relating to such programme and the guarantees relating to the Second Park assets.

(b)                                Financial Years 2005 to 2009 (inclusive)

The total annual amount of expenditure accounted for under the Development Investment programme for the period 2005 to 2009 (inclusive), which programme Euro Disney Associés S.C.A. undertakes to implement prior to the end of Financial Year 2009, is set out in Sub-Schedule 15, it being specified that:

(i)                                    the break down of such expenditure by attraction (for any attraction having a value in excess of €2 million) as well as the hourly capacity and forecast opening date of each attraction shall be communicated to the Agents no later than the start date of the subscription period for the shares to be issued by Euro Disney S.C.A. in connection with its share capital increase;

(ii)                                 the first Quarterly Development Investment Report, including information relating to expenditure accounted for under the investment programme (drawn up in the form of Sub-Schedule 9), shall be delivered to the Agents for Financial Year 2005 no later than 30 April, 2005;

(iii)                              the amount of any savings on a Development Investment may be freely used to finance new Development Investment within the limits specified in Sub-Schedule 15.

(c)                                 Financial Year 2010 onwards

No Group company shall undertake or agree to undertake Investment other than that authorised in accordance with Paragraphs 3.1 and 3.4 to 3.7, without having obtained the prior agreement of the Creditors subject to the conditions set out in Article 3 of the Common Agreement.

3.3                              Investment reports

The following rules shall apply to any relevant Financial Year:

(a)                                  Quarterly Development Investment Report

Within 30 days after the end of each of the first, second and third quarters, and within 60 days after the end of the fourth quarter of each Financial Year of Euro Disney S.C.A, the Coordinator will prepare the Quarterly Development Investment Report:

(i)                                    highlighting, for Development Investment, the use of contingencies and the division of the allocated budget between Development Investment and contingencies;

(ii)                                 providing, for Development Investment, a sufficient level of detail and including, in particular, a table in the form set out in Sub-Schedule 9;

(iii)                              identifying the Development Investment expenses, highlighting expenses incurred but not yet paid as well as those already paid; and

(iv)                             providing, as regards Investment by way of Crédit-Bail, excluding Crédit-Bail in respect of equipment, all information on the value of the relevant assets, their depreciation and the total cumulative outstanding amount of the payment obligations under these transactions.

The Quarterly Development Investment Report will be reviewed by the Expert whose task will be to carry out a light due diligence of the Quarterly Development Investment Report covering aspects of progress, budget and timetable as well as any specific problems (particularly regarding compliance with initial specifications and any insurance claims), and give rise to site visits and exchanges with specialist teams from the Coordinator.

(b)                                 Completion of Development Investment Report

The completion of each Development Investment shall give rise to the preparation by the Coordinator of a Completion of Development Investment Report.

This Completion of Development Investment Report will include, in particular, a table in the form of that included in the Quarterly Development Investment Report form, a copy of the delivery certificate, the final assessment of costs, a statement of guarantees and a statement of claims which have been lodged or which are anticipated.

This Completion of Development Investment Report, which shall be reviewed by the Experts, shall be delivered to the Agents no later than 3 months after the public opening of the relevant Development Investment.

Following the delivery of the relevant Development Investment Report, the Coordinator shall not undertake any further expenditure constituting Development Investment in relation to such Development Investment.

3.4                              Third party Investment

For the calculation of the Group Investment limits provided for in this Paragraph 3, Investments made as part of marketing, sponsorship or promotion projects shall not be taken into account if they are entirely funded:

(a)                                by Participants, provided that such Investments shall be exclusively (i) situated inside either theme park, and are not subject to a specific payment charge to visitors or (ii) operated directly by Euro Disney Associés S.C.A.; or

(b)                                 by third parties other than Participants, within a limit of € 3,000,000 per project;

provided, in each case, that (i) no acceleration has been declared under any one of the Bank Debt Agreements and CDC Second Park Loan Agreements at the relevant time, (ii) such Investment aims at improving the profitability of the Group, and (iii) the Group companies ultimately do not bear any Investment expense or any Other Indebtedness, it being understood that Group advances resulting from the difference in time between the payment of these expenses by the Group and their repayment by third parties shall not exceed € 2 million and may not extend beyond a period of three months.

3.5                              In-kind contribution of land to Non-Recourse Subsidiaries

Notwithstanding the provisions of Paragraphs 3.1 to 3.4 above, Euro Disney Associés S.C.A. shall be entitled, from 1 October 2009, to make in-kind contributions of land or to transfer land in whatever form to one or more Non-Recourse Subsidiaries, provided that Euro Disney Associés S.C.A. shall previously have demonstrated to the Agents that each of the following conditions has been fulfilled:

(a)                                  such in-kind contributions aim at improving the profitability of the Project;

(b)                                 on or prior to the making of such contribution, the land was acquired by Euro Disney Associés S.C.A. in accordance with the terms of the Master Agreement; and

(c)                                  the acquisition of such land and its contribution are inseparably linked, and such transactions taken as a whole are followed within 90 days by either a transfer of shares or any other kind of remuneration for Euro Disney Associés S.C.A., the proceeds or the value of which (net of all taxes including corporate income taxes) is at least equal to the purchase cost of the land to Euro Disney Associés S.C.A..

Purchases and in-kind contributions of land made under this Sub-Paragraph constitute Investment which shall not affect the Investment amounts authorised under Sub-Paragraphs 3.1 to 3.4. The provisions of this Sub-Paragraph shall also apply to transactions effected by way of transfer and  construction leases.

3.6                              Investments by Limited Recourse Subsidiaries and by Non-Recourse Subsidiaries

As from 1 October 2009, the Investments proposed by, agreed to or effected by Non-Recourse Subsidiaries and by Limited Recourse Subsidiaries shall not be limited and shall not be taken into account, in any way, in the calculation of the limits on Group Investments provided for in this Paragraph 3.

3.7                              Remunerated management

As from 1 October 2009 the contractual obligations undertaken by a Group company to supply remunerated assistance or management services shall not be regarded as Group companies Investments, and, as such, shall not be taken into account in the calculation of the Group Investment limits provided for in this Paragraph 3, provided the Coordinator shall have previously demonstrated to the Agents that the following conditions have been satisfied:

(a)                                  such obligations exclude any Investment expenses on the part of the Group; and

(b)                                 such undertakings will not make a Group company liable for the operating losses resulting from the activity in question.

4.                                     Other Indebtedness

4.1                              General

No Group company can incur Other Indebtedness other than Subordinated Indebtedness, without having obtained the prior written consent of the Creditors in accordance with Article 3 of the Common Agreement.

Notwithstanding the preceding paragraph, Group companies may enter into Other Indebtedness subject to an aggregate total maximum of € 50 million outstanding at any one time.

Within this limit, and within the limits set out in Sub-Paragraph 3.1, Group companies may finance by way of Crédit-Bail expenses relating to Current Investment, subject to a maximum of € 10 million per annum.

4.2                              Debt incurrence by Non-Recourse Subsidiaries

From 1 October 2009, Non-Recourse Subsidiaries may freely incur any Other Indebtedness.

4.3                              Debt incurrence by Limited Recourse Subsidiaries

From 1 October 2009, Limited Recourse Subsidiaries may incur freely any Other Indebtedness if the Debt Equity Ratio is equal to or less than 1.5, at the date of disbursement of such Other Indebtedness, after accounting for the proposed Other Indebtedness.

However, the amount of the proposed Other Indebtedness, aggregated with the total amount of Other Indebtedness incurred by all Group companies in accordance with Sub-Paragraph 4.1 and with the total amount of Indebtedness incurred by Non-Recourse Subsidiaries in accordance with Sub-Paragraph 4.2, may not exceed, at the date of disbursement of the proposed Other Indebtedness.

(a)                                  € 150,000,000, if the Debt Equity Ratio is between 1.5 and 1, at such date of disbursement after accounting for the proposed Other Indebtedness; or

(b)                                 €300,000,000, if (i) the date of the disbursement of the proposed Other Indebtedness is after 30 September, 2012, and (ii) the Debt Equity Ratio is less than 1, at such date of disbursement after accounting for the proposed Other Indebtedness.

For the purpose of this Sub-Paragraph 4.3, “Debt Equity Ratio” shall mean, as at the date on which it is calculated, the ratio between Debt and Consolidated Own Funds, and “Consolidated Own Funds” shall mean the consolidated own funds of Euro Disney S.C.A. and of its subsidiaries shown in the most recent consolidated audited balance sheet.

5.                                     Market Transactions

5.1                              Control of interest rate Market Transactions

No Group company other than Euro Disney Associés S.C.A. shall enter into interest rate Market Transactions. Such Market Transactions will be hedging transactions to cover a specific risk (transactions de couverture affectée), i.e., transactions entered into exclusively to cover a risk (i) related to an item of asset or liability of Euro Disney

Associés S.C.A. or any of the Subsidiaries identified at the time of the conclusion of the relevant Market Transaction, or (ii) related to a homogeneous set of such items.

5.2                              Control of foreign currency Market Transactions

No Group company other than Euro Disney Associés S.C.A., Euro Disney S.C.A. and Euro Disney Vacances shall enter into foreign currency Market Transactions. Such Market Transactions will constitute either (i) hedging transactions to cover a specific risk (transactions de couverture affectée) as defined in Paragraph 5.1 above, or (ii) transactions entered into for the hedging and management of the global foreign exchange risk of Euro Disney Associés S.C.A. or of any of the Subsidiaries or Euro Disney S.C.A. or Euro Disney Vacances.

In the event that other Group companies wish to enter into foreign currency Market Transactions, the Coordinator shall inform the Agents and shall demonstrate the genuineness of the underlying commercial transaction, which will be verified by the Expert.

6.                                     Changes in accounting rules and principles

In the event of changes in the accounting rules and principles used by the Group from those used to prepare the definitions set out in the Paragraph entitled “Definitions” and, in particular, as from the first Financial Year in which IFRS rules are implemented by the Group, the provisions of Sub-Schedule 2 and Sub-Schedule 11 shall apply, and, if necessary, the parties shall agree on the changes to be made to the provisions of these Covenants.

7.                                     Undertakings of Euro Disney S.C.A.

Euro Disney S.C.A. undertakes:

(a)          not to modify the date of the end of its Financial Year, which is 30 September, without the consent of the Creditors;

(b)         to make available immediately all of its excess cash of more than  € 1,000,000 to Euro Disney Associés S.C.A in the form of a shareholder’s advance and to cause (subject as aforesaid) all of the Group’s available cash to be lodged at all times within Euro Disney Associés S.C.A. and its Subsidiaries; any shareholder’s advance shall be subject to the following conditions:

(i)             the sum of all remuneration (including commissions, interest, bonuses) paid to Euro Disney S.C.A. shall not exceed three month EURIBOR less 50 basis points per annum; in the event that current tax provisions were modified and would not permit satisfactory tax deductibility of interest related to cash advances to Euro Disney Associés S.C.A., the parties shall use their best efforts to agree upon new conditions allowing for the satisfactory tax deductibility in respect of such advances;

(ii)          in case of a liquidation, any reimbursement of the shareholder’s advance shall be subordinated to the prior payment of the whole of the sums due under the Bank Debt Agreements, the CDC Second Park Loan Agreements and the CDC Long Term Subordinated Debt Agreements;

(iii)       in relation to the shareholder’s advance granted pursuant to the Funds Agreement, Euro Disney S.C.A. will only be able to request the repayment to the extent necessary to fund its costs and expenses and within the limit of its annual operating budget referred to in paragraph (f),  net of its revenue (particularly dividends from the Financial Year N-1 and remuneration);

(iv)      the repayment flows shall be structured so that the cash balance of Euro Disney S.C.A. is always less than  €  1,000,000;

(c)          not to demand or accept repayment of contribution premiums booked in the accounts of Euro Disney Associés S.C.A. (book account number 104 “premiums linked to share capital” of the general accounting rules) in a minimum amount of  € 122.2 million before the date on which the whole of the sums due from the Debtors under the Bank Debt Agreements and the CDC Second Park Loan Agreements will have been paid;

(d)         to hold a number of Euro Disney Associés S.C.A. shares equal to the number of shares held on the Restatement Date, provided that the corresponding percentage of the share capital shall not be less than two thirds of the share capital of Euro Disney Associés S.C.A.;

(e)          not to conduct activities other than (i) holding its interest in Euro Disney Associés S.C.A. and Euro Disney Commandités SAS;  (ii) making available its excess cash to Euro Disney Associés S.C.A., (iii) providing administrative services to Euro Disney Associés S.C.A. and (iv) remaining a contracting party to the contracts which shall not be transferred to Euro Disney Associés S.C.A. pursuant to the Contribution Agreement;

(f)            to limit its annual operating budget to € 5 million, it being agreed that a pro rata figure shall be calculated in respect of the 2005 Financial Year for the period from  1 October 2004 to the Restatement Date; and to limit any increase in its annual operating budget to the rate of inflation, it being agreed that there shall be no variation for Financial Year 2005;

(g)         to provide the Coordinator with any documents and information that the Coordinator may require in order to comply with the Covenants.

8.                                     Expert

(a)          The missions of the Expert are to (i) assist the Creditors in controlling the relevance and veracity of the information supplied by the Debtors in accordance with their obligations pursuant to the Covenants and (ii) to perform the tasks which will be specifically entrusted to it in the Bank Debt Agreements. The recurring and non-recurring tasks of the Expert shall be based on their description in Sub-Schedule 17. In addition, in case of events or facts which may have an adverse effect on the Creditors, the Agents may entrust the Expert with ad hoc tasks related to such events or facts.

(b)         The Debtors undertake to provide to the Expert all necessary assistance to enable it to fulfil its duties. In particular, the Debtors undertake to allow the Expert access, upon request, to any installation of Group companies, and to furnish to the Expert any accounting books or documents, archives, computer programs or other information relating to the Project, to the Debtors and to Group companies which the Expert may request, as necessary to the proper fulfilment of its duties, and to allow it to make copies of such accounting books or documents, archives, computer programs or other information (subject to the rights of third parties).

The Expert, may, upon request, conduct interviews of the management of the Debtors and of the Group companies in order to obtain any information necessary to the proper completion of its tasks and the Debtors undertake that their management shall cooperate with the Expert in this connection.

The Debtors undertake to instruct their statutory auditors to cooperate fully with the Expert, but only in order to avoid the duplication of work.

The Debtors shall place at the disposal of the Expert and his associates, while carrying out theirs tasks on site, and in order to ensure the proper performance thereof, appropriate accommodation including such office equipment and furniture as is normally provided to auditors for the performance of their duties.

(c)          The Agents shall use their best efforts to negotiate with the Expert a flat fee remuneration with indexation for recurring tasks such as those described in Sub-Schedule 17.

9.                                     Computer Model and document format

9.1                              Computer model

The Coordinator undertakes to develop the Computer Model which it shall use to calculate the LTF in accordance with the provisions of Sub-Schedule 8.

The Computer Model:

(a)                                  shall be derived from and coherent with the Mozart Model and, to the extent possible, with the existing applications and formats used by Euro Disney S.C.A.;

(b)                                 shall be approved by the Agents, and the Coordinator undertakes to cause such approval to be obtained within three months following the Share Capital Increase Completion Date but not later than 30 April 2005; and

(c)                                  shall be audited by the Expert within 30 days of the expiry of the time period specified in (b) above.

If Euro Disney Associés S.C.A. and the Agents cannot reach agreement as to the new Computer Model, the existing computer model shall be retained.

9.2                              Document Format

The Coordinator undertakes to finalise the format of Sub-Schedules 4, 5, 6, 8 (including Schedule A), 13 and 16 captioned “Schedule to follow” and to obtain the Agents’ approval of such schedules within three months following the Share Capital Increase Completion Date, but not later than 30 April 2005.

If Euro Disney Associés S.C.A. and the Agents cannot reach agreement as to one or more such formats, the corresponding existing format shall be retained.

Sub-Schedule 1
Reference Performance Indicators n°1, n°2 and n°3
Reference Sequences
in millions of €

Financial Year	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017 and thereafter
Reference PI n° 1			282.5	305.4	313.1	317.2	340.6	352.7	365.8	380.6
Reference PI n° 2	230.6	263.9	257.5	280.4	288.1	292.2	315.6	327.7	340.8	355.6
Reference PI n° 3	210.4	243.7	237.3	260.2	267.9	272	295.4	307.5	318.1	332.9

DSCR and Forecast DSCR
Sequence of minimum ratios to be complied with in each Financial Year

Financial Year	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017 and thereafter
DSCR		1.80	2.35	1.45	1.20	1.05	1.00	1.00	1.10	2.60	1.40	3.10	1.30
Forecast DSCR		2.45	1.30	1.20	1.00	1.00	1.00	1.05	2.50	1.05	2.90	1.30	1.30

Sub-Schedule 2

Performance Indicator Determination

Without prejudice to the provisions of Sub-Schedule 11, the Parties agree that the PI will be established in accordance with the following provisions:

(a)                                 Not later than 1 December in each calendar year, commencing with the 2005 calendar year, the Coordinator will supply to the Agents a report (the “Performance Indicator Report”) including:

(i)                                    the consolidated accounts of Euro Disney S.C.A. certified by its auditors for the Financial Year ended 30 September of the relevant year;

(ii)                                 in the event of any change in accounting principles and rules during the relevant Financial Year, the pro forma consolidated accounts and the pro forma PI;

(iii)                              a certificate from its gérant specifying all items taken into account and the detailed calculations of the amounts:

•                                         of the PI for the relevant Financial Year;

•                                         of Royalties and Management Fees due in respect of the relevant Financial Year;

•                                         of interest payable on 31 December of the relevant calendar year in respect of the CDC Second Park Loan Agreements;

•                                         of the deferrals applicable to the Royalties and Management Fees pursuant to the Supplemental Licence Agreement and to the Remunerations Agreement; and

•                                         of the deferrals applicable to interest due in respect of the CDC Second Park Loans pursuant to the Supplemental CDC Second Park Loan Agreements;

(iv)                             as from the Financial Year ending on 30 September 2006, the DSCR and the Forecast DSCR; however, until the Financial Year ending on 30 September 2014, these calculations will only be made (x) if, on the basis of the Performance Indicator Report of the Financial Year N, the PI of Financial Year N is less than the IP n° 3 of the same Financial Year set out in Sub-Schedule 1 or (y) if the Forecast PI of such Financial Year is less than the reference PI n°3 of the Financial Year N+1 provided in Sub-Schedule 1;

(b)                                In the absence of any change in accounting principles and rules, the calculation of the PI and, as the case may be, the DSCR and the Forecast DSCR, will be verified and confirmed by the Expert within 15 days after delivery by the Coordinator to the Agents of the Performance

Indicator Report, prior to payment of any Royalties, Management Fees or interest due under the CDC Second Park Loan Agreements;

(c)                                 In the following cases:

(i)                                     in the event of any change in accounting principles and rules by reference to those used in preparing the consolidated accounts for the Financial Year ended 30 September, 2003 (other than the change in accounting principles and rules related to the consolidation of the financing companies in accordance with Article 133 of the Financial Security Law) and, in particular, with effect from the first Financial Year in respect of which IFRS rules will be applied by Euro Disney S.C.A. or

(ii)                                  if thereafter, there are changes to the accounting principles and rules of the last Financial Year in respect of which there was an amendment to the PI or to the reference sequence which became effective pursuant to the provisions below, the following rules shall apply:

(x)                                with effect from the delivery by the Coordinator to the Agents of the Performance Indicator Report, the Expert will have:

•                    15 days in which to validate the format of the pro forma PI and, as the case may be, the calculation format for the DSCR and the Forecast DSCR prior to the payment of Royalties, Management Fees and interest due under the CDC Second Park Loan Agreements;

•                    a further 60 days to validate the amendment of the definition of “PI” and, if necessary, the amendment to the reference sequence, and, as the case may be, the definition of DSCR and Forecast DSCR and, if necessary, the sequence of minimum ratios to be complied with  for each Financial Year;

(y)                              during the 60-day period referred to in sub-paragraph (x) above, the Coordinator and the Agents, assisted by the Expert, will consult with each other as to the amendments to be made, for subsequent Financial Years, either (aa) to the definition of the PI or Forecast PI or, if necessary, to the reference sequence or to both, or (bb) to the definition of the DSCR and the Forecast DSCR and, if necessary, the minimum ratios to be complied with in each Financial Year or to both;

(z)                                in case of disagreement either of the Expert with the Performance Indicator or the Forecast PI, or of the Coordinator and the Agents as to the changes mentioned in sub-paragraph (y) above by the end of the 60-day period referred to in paragraphs (x) and (y) above, the Agents and the Coordinator will each appoint an expert.  In the event of disagreement between the Agents as to the appointment of their expert, the expert will be that appointed by two of the three Agents.  The experts will be charged with making the necessary amendments mentioned in sub-paragraph (y) above, taking into account the new method of calculation for subsequent Financial Years. Should an agreement between the two experts so appointed not be reached, they will appoint a third expert who, in the absence of agreement between the above-mentioned experts as to his appointment, will be appointed by the chairman of the Compagnie Nationale des Commissaires aux Comptes. The two or three experts (if a third expert is appointed) will deliver their report within three months of the appointment of the last of the experts; such report will be binding on the parties. The entire procedure shall not take longer than six months. Such experts shall be expert-comptables (certified accountants).

Sub-Schedule 3

Summary of Debts, Other Indebtedness and Market Transactions of the Group
as at 30 September 2004

Other Indebtedness

Amounts as at September 30 2004

Crédit-Bail, Leasing		Principal

	IT Equipment	14 413 872
	Fixed Assets	4 786 136
	Divers	2 329 526
	Car Leasing	3 727 042
		25 256 576	(1)

Purchases on credit and deferred payment terms for a period exceeding 180 days		0

The issue of guarantees, endorsements or indemnities or the undertaking of payment obligations in whatever form relating to Borrowings contracted by third parties outside the Group		0

The issue of securities representing claims against any Group company, other than Equity Securities		0

(1) Reported amounts are based upon the existing definition of Additional Indebtedness in the Common Agreement as of September 30, 2004 and the Company’s past practice.  Each contract will be re-examined in light of the modifications to the Other Indebtedness definition in Financial Year 2005.

Financing Agreements (in M€):

Principal Amounts as  at September 30, 2004

		EDL Hotels
		ED S.C.A.	EDL SNC	S.C.A.	Hotels SNCs	Total
Phase 1A Credit Facility(1) :
Tranche A	Euribor + 0.8%	70.0	155.9			225.9
EIB	4.24%		5.9			5.9
Dexia CLF Banque	Euribor + 0.47%	4.4	3.9			8.3
Tranche D1	Euribor + 0.8%	18.1	39.7			57.8
Tranche D2	Euribor + 0.8%	13.0	29.3			42.3
CDC Ordinary Loan (2)	5.15%	40.6	86.9			127.5
CDC Participating Loan	5.15%	128.3	274.4			402.7
Phase 1A Partners’ Advances:
Tranche B	3%		304.9			304.9
Phase 1B Credit Facility	Euribor + 1%			22.4	128.2	150.6
Phase 1B Advances:
Tranche B	3%				78.1	78.1
Tranche C	Euribor +1.125%				18.9	18.9
Crédit-Bail 1.4 BFRF (Additional Capacity 1994)	1%	213.4				213.4
Stand By Credit Agreement	Euribor	125.0				125.0
CDC 2nd Gate (Walt Disney Studios)	5.15%	381.1				381.1
Convention Center	Euribor + 0.20%			20.5		20.5
TOTAL		993.9	900.9	42.9	225.1	2 162.9

(1) Rates are averages, the principal represents the amounts owed by the companies

(2) Finama Bank guarantees the partners of EDL SNC for an amount up to 86.9 M€ at a cost of 1% of the principal per annum.

Market Transaction

as at  September 30 2004

Interest Rate Hedging:	Principal	Latent Result
SWAPS	20 000	-24
FRA	40 000	0

Foreign Exchange Hedging:	Principal	Latent Result
Forward Sale GBP	N/A
Forward Sale CHF	N/A
Forward Buy USD	-11 969	-203

Options		Principal		Latent Result
N/A

Note: Spot	GBP =	1.4560	€
	CHF =	0.6442	€
	USD =	0.8059	€

Sub-Schedule 4

Form of statement describing expenses
referred to in Sub-Paragraph 1.1(c)(iv)(v’)

[SCHEDULE TO FOLLOW]

Sub-Schedule 5

Form of statement describing investment
 referred to in Sub-Paragraph 1.1(c)(iv)(ii’)

[SCHEDULE TO FOLLOW]

Sub-Schedule 6

Form of Twelve-Month Forecast Investment Plan

[SCHEDULE TO FOLLOW]

Sub-Schedule 7

Form of Monthly Cashflow Forecast

SUB SCHEDULE 7	TABLE OF MONTHLY CASH FLOW FORECAST

(in €*1,000)

MONTH:	SEPTEMBER	2004

2004
Cumulative
		to June	Actual			Total	Forecast
		2004	July	August	September	2004	October	November	December

Cash position at start (before New WCF reimbursement/drawdowns)
(excluding deposits & SNCs cash available)
EBITDA	(before RMF)
Adjustments:	RMF actually paid
Financial not related to debt service (incl. interest on available deposits)
Exceptional items (including insurances)
Change in Working Capital and taxes *
Receivables
Payables (excluding RMF and Investments)
Inventories
Deferred charges
Deferred revenues
Provision for risks and charges
Net VAT Payable
Other
Cash flow from operating activities

* Based on aggregated statutory accounts excluding investing activities

Investing activities
Cash in on sale of assets
Capitalised Growth Investments
Capitalised Authorised Investments
Net VAT Payable on Investments
Changes in payables for Growth & Capitalised Investments
Cash flow before financing activities

Financing activities: (excluding New WCF reimbursement/drawdowns)
Interest actually paid
(including New WCF interest)
Debt actually reimbursed
(excluding New WCF reimbursement/drawdowns)
Cash from financing activities
Equity issue net proceeds
Variation of cash deposit
Other
Taxes
Dividends

Net change in cash in the month

Cash position end of month (excluding New WCF reimb,/drawdowns)

Working Capital Facilities	Nominal >
Drawdown in the month
Reimbursement in the month
Outstanding end of month
Available end of month

Cash position end of month

Additional Information
Protection Mechanism:
Deferred RMF
Deferred CDC second park loan interest
Cash deposit outstanding
ED SCA cash position
ED SCA partner advances outstanding
SNCs attendance lease cumulative amount (actual figures only)

2005
		Forecast									Total
		January	February	March	April	May	June	July	August	September	2005

Cash position at start (before New WCF reimbursement/drawdowns)
(excluding deposits & SNCs cash available)
EBITDA	(before RMF)
Adjustments:	RMF actually paid
Financial not related to debt service (incl. interest on available deposits)
Exceptional items (including insurances)
Change in Working Capital and taxes *
Receivables
Payables (excluding RMF and Investments)
Inventories
Deferred charges
Deferred revenues
Provision for risks and charges
Net VAT Payable
Other
Cash flow from operating activities

* Based on aggregated statutory accounts excluding investing activities

Investing activities
Cash in on sale of assets
Capitalised Growth Investments
Capitalised Authorised Investments
Net VAT Payable on Investments
Changes in payables for Growth & Capitalised Investments
Cash flow before financing activities

Financing activities: (excluding New WCF reimbursement/drawdowns)
Interest actually paid
(including New WCF interest)
Debt actually reimbursed
(excluding New WCF reimbursement/drawdowns)
Cash from financing activities
Equity issue net proceeds
Variation of cash deposit
Other
Taxes
Dividends

Net change in cash in the month

Cash position end of month (excluding New WCF reimb,/drawdowns)

Working Capital Facilities	Nominal >
Drawdown in the month
Reimbursement in the month
Outstanding end of month
Available end of month

Cash position end of month

Additional Information
Protection Mechanism:
Deferred RMF
Deferred CDC second park loan interest
Cash deposit outstanding
ED SCA cash position
ED SCA partner advances outstanding
SNCs attendance lease cumulative amount (actual figures only)

TABLE OF MONTHLY CASH FLOW FORECASTS

(in €*1,000)

MONTH:	SEPTEMBER	2004

		2004
		Cumulative
		to June	Actual			Total	Forecast
		2004	July	August	September	2004	October	November	December

Financing activities

Interest paid SCAs Debt
	Credit Phase IA
	Credit Phase IB
	CDC Ordinary loans
	CDC Participating loans
	Other (NBC,,,)
	CDC second park loan
	Long Term Subordinated Debt CDC
	Long Term Subordinated Debt TWDC
	Existing TWDC Credit Facility
	ED SCA partner advances
	New Working Capital Facility

Interest paid SNCs Debt
	Credit Phase IA
	Credit Phase IB
	IA Partner Advances
	IB Partner Advances Tr C
	CDC Ordinary loans Tr A *
	CDC Ordinary loans Tr B
	CDC Participating loans
	IB Partner Advances Tr B
(including guarantee fee for Finama Guarantee)

Debt SCAs reimbursement
	Credit Phase IA
	Credit Phase IB
	CDC Ordinary loans
	CDC Participating loans
	Other (NBC,,,)
	CDC second park loan
	Long Term Subordinated Debt CDC
	Long Term Subordinated Debt TWDC
	Existing TWDC Credit Facility
	ED SCA partner advances
	New Working Capital Facility

Debt SNCs reimbursement
	Credit Phase IA
	Credit Phase IB
	IA Partner Advances
	IB Partner Advances
	CDC Ordinary loans Tr A
	CDC Ordinary loans Tr B
	CDC Participating loans
	IB Partner Advances Tr B

	2005
	Forecast									Total
	January	February	March	April	May	June	July	August	September	2005

Financing activities

Interest paid SCAs Debt
Credit Phase IA
Credit Phase IB
CDC Ordinary loans
CDC Participating loans
Other (NBC,,,)
CDC second park loan
Long Term Subordinated Debt CDC
Long Term Subordinated Debt TWDC
Existing TWDC Credit Facility
ED SCA partner advances
New Working Capital Facility

Interest paid SNCs Debt
Credit Phase IA
Credit Phase IB
IA Partner Advances
IB Partner Advances Tr C
CDC Ordinary loans Tr A *
CDC Ordinary loans Tr B
CDC Participating loans
IB Partner Advances Tr B
(including guarantee fee for Finama Guarantee)

Debt SCAs reimbursement
Credit Phase IA
Credit Phase IB
CDC Ordinary loans
CDC Participating loans
Other (NBC,,,)
CDC second park loan
Long Term Subordinated Debt CDC
Long Term Subordinated Debt TWDC
Existing TWDC Credit Facility
ED SCA partner advances
New Working Capital Facility

Debt SNCs reimbursement
Credit Phase IA
Credit Phase IB
IA Partner Advances
IB Partner Advances
CDC Ordinary loans Tr A
CDC Ordinary loans Tr B
CDC Participating loans
IB Partner Advances Tr B

Sub-Schedule 8

Agreed Procedures

[SCHEDULE TO FOLLOW]

Schedule A to Sub-Schedule 8

Form of LTF

[SCHEDULE TO FOLLOW]

Sub-Schedule 9

Form of Quarterly Development Investment Report

SUB SCHEDULE 9	FORM OF QUARTERLY DEVELOPMENT INVESTMENT REPORT

Table used in the following reports
TABLE TRACKING	Quarterly report on Development Investments	Drawn up since 2005 until relevant quarter with details and commentary on relevant quarter
DEVELOPMENT INVESTMENTS	Completion report on a Development Investment	Will recapitulate with detail and commentary quarterly history of relevant attraction
	Budget (investment planned for the next 12 months)	Not quarterly
	Year end report	Not quarterly
	LTF	Not quarterly

	Amounts in million euros		First
	Amounts of expenses accounted for since first expenditure	Estimated	expenditures	2005
	except columns Total Financial Year	Final Cost	accounted for	T1	T2	T3	T4	Total Financial Year (non cumulative)
	indicate “Actual” for quarters expired or “Budget”	“EFC”	prior to QI 2005	Budget	Budget	Budget	Budget	Budget	Actual	Difference
Cumulative amounts since first expenditures
Recapitulation	Attraction 1:
Attraction 2:
Attraction 3:
Other Development Investments
Saving (if any) during financial year
Income less sales of Development Investments

TOTAL Development Investments

Attraction 1:		Date of Opening to public
Initial Budget (excluding capitalized interest)
1/ Construction costs
Building (including civil engineering and site equipment)
Scenery (“show”)
Attraction (mechanism)
Costs of studies and project management
Overheads (insurance, guarantees)
Computer programs
Sub total
2/ Capitalised opening costs
3/ Provisions for unforeseen events
Sub total
4/ Capitalised Interest
TOTAL Attraction 1
Of which: billed by TWDC
Opening costs booked as charges
Cash paid out (cumulative)

Attraction 2:		Date of Opening to public
1/ Construction costs		Initial Budget (excluding capitalized interest)
Building (including civil engineering and site equipment)
Scenery (“show”)
Attraction (mechanism)
Costs of studies and project management
Overheads (insurance, guarantees)
Computer programs
Sub total
2/ Capitalised opening costs
3/ Provisions for unforeseen events
Sub total
4/ Capitalised Interest
TOTAL Attraction 2
Of which: billed by TWDC
Opening costs booked as charges
Cash paid out (cumulative)

Attraction 3:		Date of Opening to public
1/ Construction costs		Initial Budget (excluding capitalized interest)
Building (including civil engineering and site equipment)
Scenery (“show”)
Attraction (mechanism)
Costs of studies and project management
Overheads (insurance, guarantees)
Computer programs
Sub total
2/ Capitalised opening costs
3/ Provisions for unforeseen events
Sub total
4/ Capitalised Interest
TOTAL Attraction 3
Of which: billed by TWDC
Opening costs booked as charges
Cash paid out (cumulative)

Specific line for each attraction the cost of which exceeds 2 m €
Attraction X …
Total cost

Attraction Y …

	Amounts in million euros		First
	Amounts of expenses accounted for since first expenditure	Estimated	expenditures	2006
	except columns Total Financial Year	Final Cost	accounted for	Q1	Q2	Q3	Q4	Total Financial Year (non cumulative)
	indicate “Actual” for quarters expired or “Budget”	“EFC”	prior to QI 2005	Budget	Budget	Budget	Budget	Budget	Actual	Difference
Cumulative amounts since first expenditures

Recapitulation	Attraction 1:
Attraction 2:
Attraction 3:
Other Development Investments
Saving (if any) during financial year
Income less sales of Development Investments

TOTAL Development Investments

Attraction 1:		Date of Opening to public
Initial Budget (excluding capitalized interest)
1/ Construction costs
Building (including civil engineering and site equipment)
Scenery (“show”)
Attraction (mechanism)
Costs of studies and project management
Overheads (insurance, guarantees)
Computer programs
Sub total
2/ Capitalised opening costs
3/ Provisions for unforeseen events
Sub total
4/ Capitalised Interest
TOTAL Attraction 1
Of which: billed by TWDC
Opening costs booked as charges
Cash paid out (cumulative)

Attraction 2:		Date of Opening to public
1/ Construction costs		Initial Budget (excluding capitalized interest)
Building (including civil engineering and site equipment)
Scenery (“show”)
Attraction (mechanism)
Costs of studies and project management
Overheads (insurance, guarantees)
Computer programs
Sub total
2/ Capitalised opening costs
3/ Provisions for unforeseen events
Sub total
4/ Capitalised Interest
TOTAL Attraction 2
Of which: billed by TWDC
Opening costs booked as charges
Cash paid out (cumulative)

Attraction 3:		Date of Opening to public
1/ Construction costs		Initial Budget (excluding capitalized interest)
Building (including civil engineering and site equipment)
Scenery (“show”)
Attraction (mechanism)
Costs of studies and project management
Overheads (insurance, guarantees)
Computer programs
Sub total
2/ Capitalised opening costs
3/ Provisions for unforeseen events
Sub total
4/ Capitalised Interest
TOTAL Attraction 3
Of which: billed by TWDC
Opening costs booked as charges
Cash paid out (cumulative)

Specific line for each attraction the cost of which exceeds 2 m €
Attraction X …
Total cost

Attraction Y …

	Amounts in million euros		First
	Amounts of expenses accounted for since first expenditure	Estimated	expenditures
	except columns Total Financial Year	Final Cost	accounted for
	indicate “Actual” for quarters expired or “Budget”	“EFC”	prior to QI 2005	2007 to 2009 inclusive

Recapitulation	Attraction 1:
Attraction 2:
Attraction 3:
Other Development Investments
Saving (if any) during financial year
Income less sales of Development Investments

TOTAL Development Investments

Attraction 1:		Date of Opening to public
Initial Budget (excluding capitalized interest)
1/ Construction costs
Building (including civil engineering and site equipment)
Scenery (“show”)
Attraction (mechanism)
Costs of studies and project management
Overheads (insurance, guarantees)
Computer programs
Sub total
2/ Capitalised opening costs
3/ Provisions for unforeseen events
Sub total
4/ Capitalised Interest
TOTAL Attraction 1
Of which: billed by TWDC
Opening costs booked as charges
Cash paid out (cumulative)

Attraction 2:		Date of Opening to public
1/ Construction costs		Initial Budget (excluding capitalized interest)
Building (including civil engineering and site equipment)
Scenery (“show”)
Attraction (mechanism)
Costs of studies and project management
Overheads (insurance, guarantees)
Computer programs
Sub total
2/ Capitalised opening costs
3/ Provisions for unforeseen events
Sub total
4/ Capitalised Interest
TOTAL Attraction 2
Of which: billed by TWDC
Opening costs booked as charges
Cash paid out (cumulative)

Attraction 3:		Date of Opening to public
1/ Construction costs		Initial Budget (excluding capitalized interest)
Building (including civil engineering and site equipment)
Scenery (“show”)
Attraction (mechanism)
Costs of studies and project management
Overheads (insurance, guarantees)
Computer programs
Sub total
2/ Capitalised opening costs
3/ Provisions for unforeseen events
Sub total
4/ Capitalised Interest
TOTAL Attraction 3
Of which: billed by TWDC
Opening costs booked as charges
Cash paid out (cumulative)

Specific line for each attraction the cost of which exceeds 2 m €
Attraction X …
Total cost

Attraction Y …

Sub-Schedule 10

Indebtedness excluded from the definition of Other Indebtedness

•                  the Bank Debt Agreements;

•                  the CDC Second Park Loan Agreements;

•                  the New Revolving Credit Facility;

•                  Long Term Subordinated Debt;

•                  Deferred payments referred to in Paragraph 2 of the Covenants.

Sub-Schedule 11

Changes in accounting rules and principles

Without prejudice to Sub-Schedule 2, in the event of any change in accounting principles and rules used by reference to those used in preparing the consolidated accounts for a Financial Year ended 30 September of year N-1 and, in particular, with effect from the first Financial Year during which IFRS rules will be applied by Euro Disney S.C.A., the Coordinator will supply to the Agents consolidated accounts for the Financial Year N certified by its auditors and including by way of schedule thereto all pro forma information required by, and prepared in accordance with French accounting and stock exchange regulations in force at the time of preparation of the consolidated accounts of Financial Year N.

In addition, in support of each change in accounting principles and rules, the Coordinator’s management will supply to the Agents a note:

(i)                                    describing the nature of the changes in accounting principles and rules, and

(ii)                                 explaining the methodology applied to effect the changes and setting out the calculation of such changes, in the accounts, in the calculation of the DSCR and the Forecast DSCR and, if necessary, the calculation of the corresponding sequences and in the calculation of the Investments referred to in Paragraph 3 of the Covenants.

Sub-Schedule 12

List of Subsidiaries

EDL Hôtels S.C.A.

Euro Disney Vacances S.A.S.

Val d’Europe Promotion S.A.S.

ED Spectacles S.A.R.L.

Euro Disney Commandité S.A.S.

EDL Services S.A.S.

ED Resort Services S.A.S.

EDL Hôtels Participations S.A.S.

S.E.T.E.M.O. Imagineering S.A.R.L.

Débit de tabac S.N.C.

ED Vacaciones S.A.

ED Finances 1 S.N.C.

ED Finances 2 S.N.C.

ED Finances 3 S.N.C.

ED Finances 4 S.N.C.

Convergence Achats S.A.R.L.

Les Villages Nature de Val d’Europe S.A.R.L.

Sub-Schedule 13

Pro-Forma Quarterly Report

[SCHEDULE TO FOLLOW]

Sub-Schedule 14

Adjustment Procedure

Current Investment for Financial Years 2005-2009
(Sub-Paragraph 3.1 of the Covenants)

Definitions :

EICON means the Original Current Investment Cap for Financial Year N, corresponding to the amount indicated in the column “Value” for Financial Year N appearing in the table in sub-paragraph 3.1 of the Covenants, expressed in millions of euros;

EICCN means the additional amount of the Current Investment cap for Financial Year N (positive or negative);

EICN  means the authorised Current Investment Cap for Financial Year N expressed in millions of euros;

PICN  means the Percentage of Current Investment for Financial Year N, corresponding to the percentage shown in the column “percentage” for Financial Year N in the table in Sub-Paragraph 3.1 of the Covenants;

CARN means the consolidated turnover (excluding Participants’ income) effectively realised in Financial Year N, expressed in millions of euros.

For any Financial Year

EICN = EICON  + EICCN-1

With

EICC2004  = 0

And for any other subsequent Financial Year

EICCN = min [EICON ; PICN x CARN ] - EICON

Sub-Schedule 15

Development Investment authorised for Financial Years 2005 to 2009

Indicative total annual amount of expenditure booked in connection with the Development
Investment Programme for 2005 to 2009 inclusive

(in € millions) (1)

Financial Year 04/05	75
Financial Year 06	75
Financial Year 07	50
Financial Year 08	30
Financial Year 09	10
240

(1)           excluding capitalized interest and taxes.

Sub-Schedule 16

Pro-Forma Budget

[SCHEDULE TO FOLLOW]

Sub-Schedule 17

Short Description of the Expert’s missions

1.                                       General framework of intervention

The tasks of the Expert are of two types: the tasks of a regular nature (the “recurrent tasks” described briefly in paragraph 3 of this Schedule), and the selected tasks (the “non recurrent tasks” described in paragraph 2 of this Schedule).

For each task (recurring or non-recurring) the methods to apply regarding:

i)                                        the precise definition of the task,

ii)                                     the appointment of the Expert, and

iii)                                  the payment of the overall cost of the task,

are defined in Clause 6 of the Common Agreement.

The Experts will work together – to the extent they have been tasked on the same matter – given the need to ensure the consistency of their opinions.

2.                                       Non-recurring tasks

The Agents may ask the Expert for selective assistance on such non-recurring tasks as those described below (this list not being exhaustive):

i)                                        amending the Agreed Computer Model, or

ii)                                     pursuant to the provisions of the various Bank Debt Agreements, or

iii)                                  in case of non-compliance with the financial covenants, or

iv)                                 at the time of implementing the relevant provisions in the event of a change in accounting principles or rules, or

v)                                    in case of manifest inconsistency in the information provided by the Coordinator, or

vi)                                 when considering authorisation requests relating to new Investments, or to new Other Indebtedness, or to a request for a change in the reporting format, or

vii)                              upon the occurrence of exceptional events, or

viii)                           when considering waiver requests regarding the Covenants in general.

The conditions of these tasks will be defined by the Agents, on a case-by-case basis, in order to avoid, as far as possible, expenses arising as a result of assigning tasks to several experts.

3.                                      Recurring tasks

These tasks are envisaged in the Covenants.

In-depth interviews will take place between the Expert and the responsible officers of the Company who will use their best efforts to facilitate the successful fulfilment of the Expert’s duties.

BUSINESS EXPERT

•                  Examination of the Financial Year End Report

Verification of the relevance and accuracy of operating information provided by the Coordinator.  Analysis of differences (general performances in the market environment, revenue by item, costs by item, operating ratios, effects of measures taken in order to improve performance) with the Budget.  Analysis of the flow of funds and of the actual utilisations of the New Revolving Credit Facility over the course of the Financial Year.  Investigating, with the Coordinator, the reasons for deviations from the Budget, analysis and opinion on the deviations and the explanations provided.

•                  Examination of the Budget

Examination and opinion on the operating assumptions, particularly in view of the noted performances and the strategy displayed by the management, on compliance with the Convents, on the consistency between the operating principles and those of the programme of Investment.

Analysis and commentary, particularly on the assumptions relating to the Current Investment.

•                  Examination of the LTF and the Business Plan

Same types of tasks as for the Budget, focusing the analysis on the period of the first five Financial Years appearing in the LTF.

EXPERT ACCOUNTANT

•                  Financial Year End Report

The Expert Accountant will accompany his comments on the Financial Year End Report with (i) a preamble illustrating and commenting on the elements indicated in the consolidated balance sheet, profit and loss account and schedule as well as in the annual management report and the statutory auditors’ report on the respective accounts of Euro Disney S.C.A. (consolidated and individual accounts) and Euro

Disney Associés S.C.A. and (ii) any comments which he deems pertinent to the Agents.

Examination and opinion on (i) “the statement describing the Investment undertaken by the Group”, (ii) “the statement describing the Debt and Other Indebtedness and Market Transactions”, including ascertaining the genuineness of the underlying transactions of foreign currencies Market Transactions, and (iii) “the statement describing the expenses paid to and incurred vis-à-vis TWDC or one of the Group Controlled Affiliates”, and reconciliation of these statements with the consolidated financial statements.  Examination of the financial information relating to Crédit-Bail Agreements which would not be consolidated.  Verification of the calculation of the readjustment amount on the Current Investment for the Financial Years 2005 to 2009.  The Expert will distinguish in his analysis of items of expenditure, the costs incurred from the sums paid out, and will analyse in detail the development of the need for working capital.

•                  Examination of the Performance Indicator Report

Verification and confirmation of the calculation of the Performance Indicator and, according to the case, of the DSCR and the forecast DSCR.  Comments on the noted variations between the Performance Indicator of the Financial Year and the sum of the Forecast PI appearing in the initial Budget of the Financial Year.  Verification of the application of the “Protection Mechanism” (clauses 3.2 and 3.3 of the Memorandum of Agreement).

•                  Examination of the Budget

Examination and opinion on the accounting and fiscal assumptions.  Verification of the calculation of the Forecast PI. Verification of the consistency with the sums appearing in the MCF.

EXPERT INVESTOR

•                  Examination of the Budget

Examination and opinion on the assumptions relative to Development Investment.  Verification of compliance with the Covenants and the Memorandum of Agreement.

•                  Financial Year End Report

Verification of the relevance and accuracy of the information relating to Development Investment provided by the Coordinator.  Analysis of the differences (performances/capacity, costs by item) with the Budget, research of explanations with the Coordinator, analysis and opinion on the variations and the explanations provided.

•                  Quarterly Development Investment Report

Comments on the physical progress of construction (by Investment and overall), following the advancement of expenditure (distinguishing by item: budget, expenses incurred, accumulated outlay and forecast balance yet to be paid out).  Analysis and comments on the compliance with the timetable.  Comments on site visits.

•                  Completion of Development Investment Report

Review of the salient events arising during the realisation of the Investment.  Analysis of discrepancies with the Budget and of any difficulties encountered during its realisation.  Comment on the conditions of acceptance of the Investment, and on any qualifications made in respect of the quality of the work realisation or of the level of performance observed.  Analysis of guarantees received and of supplementary insurance cover.  Comment on the site visit.